 As filed with the Securities and Exchange Commission on September 19, 1997
                        Registration Statement No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
                             Registration Statement
                                     Under
                           The Securities Act of 1933

                             WORLD OF SCIENCE, INC.
             (Exact name of Registrant as Specified in its Charter)

                                    NEW YORK
         (State or other Jurisdiction of Incorporation or Organization)

                                   16-0963838
                       (IRS Employer Identification No.)

                       900 Jefferson Road, Building Four
                           Rochester, New York 14623
                    (Address of principal executive offices)

                        1989 INCENTIVE STOCK OPTION PLAN
                              (Full Title of Plan)

                           Fred H. Klaucke, President
                             World of Science, Inc.
                       900 Jefferson Road, Building Four
                           Rochester, New York 14623
                                 (716) 475-0100
(Name, address, including zip code, and telephone number including area code, of Agent for Service)

                                with a copy to:
                            Catherine A. King, Esq.
                           Harris Beach & Wilcox, LLP
                              130 East Main Street
                           Rochester, New York 14604
                                 (716) 232-4440

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                             Proposed      Proposed
Title of                     Maximum       Maximum
Securities    Amount         Offering      Aggregate     Amount of
to be         to be          Price per     Offering      Registration
Registered    Registered(1)  Share(2)      Price(2)      Fee(2)
--------------------------------------------------------------------------------
Common
Stock         50,000         $5.84         $292,000      $88.48
--------------------------------------------------------------------------------

(1) The Registration Statement also includes an indeterminate number of additional shares that may become issuable as a result of terminated, expired or surrendered options to purchase Common Stock, or pursuant to the antidilution provisions of the Plan.

(2) In accordance with Rule 457, calculated on the basis of the closing sale price of the Common Stock on the Nasdaq National Market System on September 17, 1997.

                                     PART I

                               REOFFER PROSPECTUS

                                 15,000 Shares
                             WORLD OF SCIENCE, INC.
                                  Common Stock

     The shares of common stock, $.01 par value per share (the "Common Stock"), of World of Science, Inc.("Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold, from time to time, for the account of a certain stockholder of the Company (the "Selling Stockholder"). See "Selling Stockholder." The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholder upon the exercise by such Selling Stockholder of options granted under the Company's 1989 Incentive Stock Option Plan (the "Plan"). All of the shares offered hereunder are sold by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholder.

     The Selling Stockholder may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol WOSI. On September 17, 1997, the closing sale price on the Nasdaq National Market was $5.84.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 19, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1.   The Company's Prospectus dated July 8, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997.

     3. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     4. The description of the common stock of the Company is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective of July 1, 1997, including any amendment(s) or report(s) filed for the purpose of updating such description.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 900 Jefferson Road, Building Four, Rochester New York 14623; telephone (716) 475-0100

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                  THE COMPANY

     The Company's executive offices are located at 900 Jefferson Road, Building Four, Rochester, New York 14623 (telephone (716) 475-0100). The Company was organized in 1969. As used in this Prospectus, the term the "Company" refers to World of Science, Inc., a New York corporation. The Company is a leading speciality retailer of a variety of traditional and distinctive science and nature products.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.

                              SELLING STOCKHOLDER

     The shares of Common Stock covered by this Prospectus were issued to a Selling Stockholder upon the exercise of a stock option granted to such Selling Stockholder under the Company's Plan. The following table sets forth the number of shares of Common Stock beneficially owned by the Selling Stockholder as of August 31, 1997 (upon which date there were 5,077,955 shares of Common Stock issued and outstanding), the number of shares to be offered by the Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by the Selling Stockholder if all of the shares offered hereby are sold as described herein. Mr. Klaucke serves as the Chairman of the Board, President and Chief Executive Officer of the Company.


                                           COMMON STOCK
                       ----------------------------------------------------
                        BENEFICIALLY                           BENEFICIALLY
                        OWNED PRIOR        TO BE SOLD          OWNED AFTER
                       TO THE OFFERING   IN THE OFFERING       THE OFFERING
                       ---------------   ---------------       ------------
                                                                 % OF OUT-
                           NUMBER          NUMBER     NUMBER     STANDING
SELLING STOCKHOLDER       OF SHARES        SHARES     OF SHARES  OF SHARES
-------------------       ---------        ------     ---------  ----------
Fred H. Klaucke......     1,512,140        15,000     1,497,140    29.48%

                              PLAN OF DISTRIBUTION

   Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholder. The amount of shares of Common Stock that may be offered and sold by means of this Prospectus by the Selling Stockholder and any other person for with whom he is acting in concert for the purpose of selling securities of the Company, may not exceed the volume limitations of Rule 144(e). Those limitations generally provide that, in any three-month period the number of shares that may be sold may not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

   The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholder that he has not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.

   In the offering the shares of Common Stock covered hereby, the Selling Stockholder and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

   The Company has advised the Selling Stockholder that during such time as he may be engaged in a distribution of Common Stock included herein he is required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that he may not engage in any stabilization activity in connection with Company securities, is required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any Company securities except as permitted under the Exchange Act. The Selling Stockholder has agreed to inform the Company when the distribution of the shares is completed.

   Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchase made in order to stabilize the price of a security in connection with a distribution of the security.

   This offering will terminate on the date on which all shares offered hereby have been sold by the Selling Stockholder.

                                 LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Harris Beach & Wilcox, LLP, Rochester, New York.

                                    EXPERTS

   The financial statements of the World of Science, Inc. as of February 1, 1997 and January 28, 1996 and for each of the years in the three-year period ended February 1, 1997 included in the Prospectus dated July 8, 1997 are incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the Prospectus dated July 8, 1997 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

   The following documents are incorporated by reference in this Registration
   Statement:

   1. The Registrant's Prospectus dated July 8, 1997.

   2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997.

   3. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

   4. The description of the common stock of the Registrant is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective of July 1, 1997, including any amendment(s) or report(s) filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 722 of the New York Business Corporation Law (the "BCL") empowers a New York corporation to indemnify any persons who are, or are threatened to be, parties to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that such person (or such person's testator or intestate), was an officer or director of such corporation, or served at the request of such corporation as a director, officer, employee, agent, or in any other capacity, of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, provided that such officer or director acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service for another corporation, not opposed to, the best interests of the corporation and, for criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. A New York corporation may indemnify officers and directors against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent judicially approved. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

   In accordance with Section 402(b) of the BCL, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company to the fullest extent permitted under the BCL; provided, however, that there shall be no limitation of a director's liability for acts or omissions committed in bad faith, or that involved intentional misconduct or a knowing violation of law, or from which a director personally gained a financial profit or other advantage to which he or she was not legally entitled. The effect of this provision is to eliminate the personal liability of directors to the Company and its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   Article VIII of the of By-Laws of the Company provides for indemnification for the officers and directors of the Company to the full extent permitted by applicable law.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The issuance of the 15,000 shares of Common Stock to Mr. Klaucke in connection with his exercise of his stock option under the Plan, and which shares are the subject of the Reoffer Prospectus herein, was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

ITEM 8.  EXHIBITS

      The following exhibits are filed with this Registration Statement:

      4.1 Form of Restated Certificate of Incorporation of the Registrant, defining the rights of holders of its Common Stock (Incorporated by reference from Registrant's Form S-1 dated April 11, 1997 (Registration No.: 333-25031)).

      4.2 1989 Incentive Stock Option Plan (Incorporated by reference from Registrant's Form S-1 dated April 11, 1997 (Registration No.:
               333-25031)).

      4.3 1993 Employee Stock Option Plan (Incorporated by reference from Registrant's Amendment No. 1 to Form S-1 dated June 5, 1997 (Registration No.: 333-25031)).

      5.       Opinion of Harris Beach & Wilcox, LLP.

      23.1     Consent of KPMG Peat Marwick, LLP.

      23.2     Consent of Harris Beach & Wilcox, LLP (included in Exhibit 5).

ITEM 9.  UNDERTAKINGS

      (a)      Rule  415 Offerings.
               ----  -------------

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent-post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings incorporating subsequent Exchange Act documents by reference.
          --------------------------------------------------------------------

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Filing of Registration Statement on Forms S-8.
          ---------------------------------------------

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's charter, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on September 19, 1997.

                                           WORLD OF SCIENCE, INC.


                                           By: /s/ Fred H. Klaucke
                                              ----------------------------
                                              Fred H. Klaucke, President and
                                              Chief Executive Officer


                                           By: Charles A. Callahan
                                              ----------------------------
                                              Charles A. Callahan, Vice
                                              President of Finance
                                              and Chief Financial Officer

   Each person whose signature appears below hereby constitutes and appoints FRED H. KLAUCKE and CHARLES A. CALLAHAN each of them, such person's true and lawful attorney-in-fact and agent, with full powers of substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                                      Title                   Date
   ---------                                      -----                   ----
      /s/ Fred H. Klaucke                                               September 19, 1997
By:  ---------------------------             Chairman of the            ------------
     Fred H. Klaucke                         Board, President and
                                             Chief Executive Officer



By:                                          Director                   ----------------
    ----------------------------
     Richard B. Callen

                                                                        September 19, 1997
By:   /s/ Thomas A. Scanlon                  Director                   ------------
     ----------------------------
     Thomas A. Scanlon

                                                                        September 19, 1997
By:   /s/ Thomas A. James                    Director                   ----------------
     ----------------------------
     Thomas A. James
